UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

In a Current Report on Form 8-K filed with the Commission on April 19, 2016 (the “Initial 8-K”), YOU On Demand, Inc. (the “Company”) , reported, among other things, that the Company (i) had entered into a Joint Venture Agreement (the “JV Agreement”) with Frequency Networks, Inc. (“Frequency”), (ii) had entered into a Series A Preferred Stock Purchase Agreement with Frequency (the “SPA”), and (iii) had completed an initial closing under the SPA.

In a subsequent closing on April 28, 2016, pursuant to the SPA, the Company purchased an additional 2,855,424 shares of Series A Preferred Stock, par value $0.001 per share, of Frequency (the “Frequency Preferred Stock”) for a total purchase price of $1 million. The shares of Frequency Preferred Stock are convertible into shares of Frequency common stock, par value $0.001 at any time after the issuance upon the option of the holder on a one for one basis, subject to certain adjustment.

The terms and conditions of the SPA and description of the Frequency Preferred Stock were disclosed in the Initial 8-K and is qualified in its entirety by reference to the complete text of such agreements which we will file as exhibits to our next Quarterly Report on Form 10-Q.

Item 8.01.	Other Events

On May 3, 2016, the Company issued a press release announcing the entry into the JV Agreement and Frequency SPA, among other items. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated as of May 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: May 3, 2016	By:	/s/ Mingcheng Tao
Mingcheng Tao
Chief Executive Officer